Exhibit 11.1



          Computation of Historical Net Income (Loss) Per Common Share
                                  (Unaudited)


                                                             Three Months Ended              Six Months Ended
                                                                 October 31,                    October 31,
                                                            1996            1997           1996           1997
                                                        ------------    ------------   ------------   ------------
          Net income (loss)                             $    215,825    $(2,631,382)   $   418,171   $(2,584,941)
                                                        ============    ===========    ===========   ===========

          Weighted average number of shares
          outstanding                                      4,000,000      7,412,089      4,000,000     7,365,984
          Add:
              Shares issuable upon conversion of
                Series A Redeemable Convertible
                Preferred Stock                              992,061             --        992,061            --
              Shares issuable from the assumed
                exercise of options as determined
                by the application of the treasury
                stock method                                 611,144             --        611,144            --
                                                        ------------    -----------    -----------   -----------
                                                           5,603,205      7,412,089      5,603,205     7,365,984
                                                        ============    ===========    ===========   ===========
          Net income (loss) per common share            $       0.04    $     (0.36)   $      0.07   $     (0.35)
                                                        ============    ===========    ===========   ===========


The above computations include all common equivalent shares issued within the 12 months preceding the filing date as if they were outstanding for all periods presented (using the treasury stock method) and the as if converted method with regards to the Series A redeemable convertible preferred stock.

For the three and six months ended October 31, 1997, there are no shares issuable from the assumed exercise of options, since they would be anti-dilutive.